Exhibit 5.3

Flotek Industries, Inc.	July 21, 2010

Suite 300

2930 W. Sam Houston Parkway, N.

Houston, Texas 77043

USA

Our Ref: AA/208/437/10

Ladies and Gentlemen:

Re: Guarantee by Flotek Industries FZE

We have been requested to provide an opinion concerning the existence of Flotek Industries FZE, and authorization, execution, and delivery of their Guarantee relating to the issuance of certain Secured Notes and Common Stock by Flotek Industries, Inc. (the “Guarantee”).

In this respect, we would like to comment as follows:

1.	Flotek Industries FZE

We have reviewed a copy of Flotek Industries FZE’s Certificate of Formation, dated October 6, 2008, issued by Jebel Ali Free Zone Authority (“JAFZA”), as well as a copy of its current trade license no. 111168 issued by JAFZA, and on the assumption that these are true and accurate copies of the original documents, we may state that Flotek Industries is a validly existing free zone establishment in good standing under the laws of Jebel Ali Free Zone and the Emirate of Dubai.

2.	The Guarantee

We have reviewed:

a)	Article 34 of Jebel Ali Free Zone Authority’s Free Zone Establishment Implementing Regulations No. 1/92, Pursuant to Law No. 9 of 1992, which permits free zone establishments to guarantee obligations of third parties;

b)	A copy of CESI Chemical, Inc.’s (being the sole shareholder of Flotek Industries FZE as per the copy of Share Certificate no. 22924 issued by the Jebel Ali Free Zone Authority) Unanimous Written Consent dated July 20, 2010 authorizing and empowering Flotek Industries FZE’s authorized officers to execute and deliver the Guarantee;

c)	A copy of the Indenture dated March 31, 2010;

d)	A copy of the First Supplemental Indenture dated March 31, 2010, with the attached copy of Guarantee;

and on the assumption that these are true and accurate copies of the original documents, we may state that the Guarantee has been duly authorized, executed and delivered by Flotek Industries FZE.

Our opinion is based on the assumption that the copies of the documents that we have examined are true and accurate, the signatures appearing on them are genuine, and the signatories are duly authorized. We have not verified the accuracy and authenticity of the documents we have examined, and accept no responsibility as to the accuracy and authenticity of these documents.

We express no opinion other than as to the laws of Emirate of Dubai, and regulations of Jebel Ali Free Zone.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” on U.S. law generally, and specifically under the Securities Act or the regulations of the SEC thereunder with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any changes in applicable law.

Yours sincerely,

/s/ Ali Al Aidarous

Ali Al Aidarous

Managing Attorney

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